EXHIBIT 14.3
                               AUDIT COMMITTEE OF
                        INTERVEST BANCSHARES CORPORATION
      PROCEDURES FOR SUBMISSIONS REGARDING QUESTIONABLE ACCOUNTING, INTERNAL
                               ACCOUNTING CONTROLS
                              AND AUDITING MATTERS

I.   PURPOSE

     The Audit Committee desires to cultivate open and effective channels of information. This policy looks to facilitate disclosures, encourage proper individual conduct and alert the Audit Committee to potential problems before they have serious consequences.

     These procedures shall be communicated to the Company's employees. The Audit Committee may modify or amend the procedures at any time without notice as it may deem appropriate in the best interests of the Company, or as required by applicable law.

     These procedures will be reviewed by the Audit Committee on a periodic basis, no less frequently than annually.

II.  NATURE OF COMPLAINTS

     Complaints may relate to any questionable accounting or auditing matters, including among others:

     - fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company,

     - fraud or deliberate error in the recording and maintaining of financial records of the Company,

     - deficiencies in or noncompliance with the Company's internal accounting controls,

     - misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company, or

     - deviation from full and fair reporting of the Company's financial condition.

     Any officer, director or employee of the Company, or any other person, who has concerns regarding questionable accounting or auditing matters related to the Company may submit such concerns pursuant to these procedures. Complaints or concerns may be submitted either verbally or in writing, and may be open, confidential, or anonymous.

III. PROCEDURES FOR SUBMISSION OF COMPLAINTS

     In accordance with the Company's Audit Committee Charter, the Audit Committee has established, and will maintain, the following procedures for the submission of complaints regarding questionable accounting, internal accounting controls or auditing matters. Such procedures will be as follows:


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     1.   The Company has established written policies for the receipt of complaints and has directed that such complaints be sent to the attention of the Chairman of the Audit Committee at the Company's address.

     2. Management of the Company has been directed that any and all correspondence addressed to the Audit Committee of the Board or the Chairman of the Audit Committee must be promptly delivered, unopened to the Chairman of the Audit Committee or, in his absence, another member of the Audit Committee.

IV.  PROCEDURES FOR HANDLING OF COMPLAINTS

     1. Any director, officer or employee of the Company who receives a complaint from any person regarding accounting, internal controls or auditing matters must immediately report such complaint to the Chairman of the Audit Committee, or to the employee's supervisor who must in turn report such complaint to the Chairman of the Audit Committee. Complaints addressed to the Company also shall be forwarded to the Chairman of the Audit Committee.

     2. Complaints and the complainant's identity will be treated with confidentiality to the maximum extent possible consistent with fair and rigorous enforcement of these procedures, as determined by the Audit Committee and in accordance with applicable law.

     3. The Audit Committee will conduct or coordinate a timely and impartial investigation of each reported matter.

     4. The Audit Committee will take any action it deems appropriate after completion of its investigation, including corrective or disciplinary action which may include termination of employment of the individuals responsible for the matters reported.

     5. When possible, he Audit Committee Chairman shall advise the complainant of the outcome of the investigation and resolution of the matter.

     6. The Audit Committee will retain records of submissions, including a record of any investigations related thereto for a period of seven years.

V.   NO RETALIATION

     The Company will not discharge, demote, suspend, threaten, harass, or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding accounting, internal accounting controls or auditing matters or otherwise as specified in
     Section 806 of the Sarbanes-Oxley Act of 2002.


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